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                       February 6, 2023

       Jennifer Fulk
       Chief Financial Officer
       Talkspace, Inc.
       .
       .

                                                        Re: Talkspace, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-39314

       Dear Jennifer Fulk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services
       cc:                                              John Reilly, General
Counsel